EXHIBIT 10.10


                           FIRST AMENDMENT TO AGREEMENT


        THIS FIRST AMENDMENT TO AGREEMENT (the "Amendment") relates to a certain Agreement dated October 30, 1991 (the "Agreement"), between ACORN LABORATORIES, INC., a Florida corporation ("Acorn") and OCUREST LABORATORIES, INC., a Florida corporation ("Ocurest")

1. Section 2 of the Agreement is hereby amended in its entirety to read as follows:

   2.a) For the license and exclusive right granted to Ocurest by Acorn pursuant to Section I hereof, subject to the provisions of Section 2.b) hereof, Ocurest hereby agrees to pay Acorn and Acorn hereby agrees to accept the following:

        (i) $200,000 to be paid on or before September 30, 1995 (the "Initial Payment").

        (ii) royalties of four percent (4%) of net sales of eye drop preparations sold by Ocurest in dispensers covered by the patent properties and/or in conjunction with the trademark properties (the "Eye Drop Products"). As used herein, the term "net sales" shall mean (a) the proceeds of gross sales actually received by Ocurest, less returns, discounts and allowances; (ii) royalties actually received by Ocurest with respect to sales by others of Prescription Products, as that term is hereinafter defined; and (iii) the proceeds of any licensing or similar arrangements actually received by Ocurest with respect to Eye Drop Products, the retail sale of which would require a prescription of a duly licensed health care practitioner either in the United States or in the country where such products are sold or intended to be sold ("Prescription Products"). All payments required to be made to Ocurest pursuant to this Subsection 2.a) (ii) shall become due and payable 45 days subsequent to the end of each calendar quarter and shall be accompanied by sales

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             reports with respect to such calendar quarter. Acorn shall have the right to inspect the records of Ocurest at the office of Ocurest at reasonable times during normal business hours to the extent necessary to verify the information contained in any sales report required to be furnished by Ocurest to Acorn pursuant to the provisions of this Subsection 2.a)(ii).

       (iii) royalties of twenty five percent (25%) of (a) royalties actually received by Ocurest with respect to sales by others of Eye Drop Products other than Prescription Products (such other products hereinafter being referred to as "Non-Prescription Products") and
             (b) the proceeds of any licensing or similar arrangements actually received by Ocurest with respect to Non-Prescription Products. All payments required to he made to Ocurest Pursuant to this Subsection 2.a) (iii) shall become due and payable 45 days subsequent to the end of each calendar quarter and shall be accompanied by sales reports with respect to such calendar quarter. Acorn shall have the right to inspect the records of Ocurest at the office of Ocurest at reasonable times during normal business hours to the extent necessary to verify the information contained in any sales report required to be furnished by Ocurest to Acorn pursuant to the provisions of this Subsection 2.a)(iii).

        (iv) in the event that Ocurest sells or transfers all or substantially all of its business in connection with the production and sale of the Eye Drop Products, other than through one or more licenses, the proceeds of such sale or transfer shall be paid or assigned by Ocurest to Acorn.


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          b) Notwithstanding anything herein to the contrary:

             (i) Any payment, other than a payment resulting from the license by
                Ocurest of all or substantially all of its rights with respect to the Eye Drop Products, which would otherwise be required to be made by Ocurest to Acorn pursuant to the provisions of
                Section 2.a)(ii) or 2.(a).(iii) hereof (each such payment being hereinafter referred to as a "Royalty Payment") shall be accrued and deferred and shall not be required to be made unless Ocurest realizes net income to the extent set forth in the following table:


  FIRST FOUR CONSECUTIVE                            PORTION OF ACCRUED AND
  CALENDAR QUARTERS DURING                          DEFERRED ROYALTY PAYMENTS
  WHICH NET-INCOME OF OCUREST                       REQUlRED TO BE PAID (2)
  IS: (1), (2)
  ---------------------------                       ---------------------------

  At least  $1,000,000 and                                    33.3%
  less than $3,000,000

  At least  $3,000,000 and                                    66.7%
  less than $5,000,OOO

  At least  $5,000,000                                        100%

         (1) No accrued and deferred Royalty Payments shall be required to be made by Ocurest prior to the first time that Ocurest has net income of at least $1,000,000 during any four consecutive calendar quarters.

         (2) Only one Royalty Payment shall be required to be made by Ocurest with respect to each level of not income under $5,000,000 set forth in the above table. For example, if the net income of Ocurest at the end of four consecutive calendar quarters is $2,500,000, the Royalty Payment required to be made by Ocurest would be 33.3% of the then accrued, deferred and unpaid Royalty Payments less the Advances (as such term in hereinafter defined) theretofore paid by Ocurest, and, in such event, Ocurest would not be required to make any subsequent Royalty Payment until its not income during any subsequent four consecutive calendar quarters is at least $3,900,000. By way of further examples, if the net income of Ocurest at the and of four consecutive calendar quarters is $3,500,000, the Royalty Payment required to be made by

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             Ocurest would be 66.7% of the then accrued, deferred and unpaid
             Royalty Payments less the Advances (as such term is hereinafter defined) theretofore paid by Ocurest, and, in such event, Ocurest would not be required to make any subsequent Royalty Payments until its not income during any subsequent four consecutive calendar quarters is at least $5,000,000.

                  For purposes hereof, "not income" shall mean net income determined in accordance with generally accepted accounting principles, consistently applied and the opinion with respect thereto of Ocurest's independent certified public accountants shall be bindinq on the parties hereto, provided however that such accountants shall be reasonably acceptable to Acorn. Acorn hereby acknowledges that Grant Thornton is acceptable to Acorn. Any payments required to be made pursuant to the provisions of this Subsection 2.b)(i) shall become due and payable 45 days subsequent to the end of the respective calendar quarter. The provisions of this Subsection 2.b) (i) shall not limit the obligation of Ocurest set forth in Subsection 2.b) (ii) hereof.

            (ii)  Commencing as of January 1, 1995 Ocurest shall pay to
                  Acorn a nonrefundable advance against accrued and deferred royalties whether future or presents of $4,000 per month other than with respect to a month in which a Royalty Payment is made by Ocurest to Acorn (the "Advances"). Subject to the provisions of the last sentence of this Section 2. b) (ii) , other than with respect to a month in which a Royalty Payment is made by Ocurest to Acorn, the Advances shall be unconditionally made irrespective of the amount of any accrued and deferred Royalties. Advances for the months of January, February and March 1995 shall be made on or before March 31, 1995 and all subsequent Advances shall become due and payable on the last day of each calendar month commencing April 30#, 1995. No Advance shall be deemed to be delinquent if it is paid within 45 days subsequent to the giving of notice of any non-payment by Acorn. Each Advance paid by Ocurest to Acorn shall be deducted from and constitute an offset against present and future accrued and deferred Royalty Payments otherwise payable to Acorn; and

            (iii) The obligation of Ocurest to any payments to Acorn pursuant to this section 2. shall terminate at such time as the aggregate of all payments made to Acorn pursuant to this

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                  4 Section 2. equals $10,000,000 and upon payment of such
                  amount, neither Ocurest nor its successors or licensee shall have any further monetary or other obligation to Acorn pursuant to this Agreement.

             (iv) In the event that Ocurest grants a license to one or more third parties with respect to the Non-Prescription Products to be sold in the United states, then, in such event, the royalties payable to Acorn in connection with any license of Prescription Products shall be increased to 25% of the proceeds of such arrangement.

2. Acorn hereby acknowledges and confirms that Ocurest has (a) heretofore paid $170,000 to Acorn pursuant to the provisions of Section 2.a)(i) of the Agreement as amended hereby and (b) simultaneously with the execution hereof, Ocurest has paid Acorn $12,000 representing the Advances for the months of January, February and March, 1995.

3. Section 5 of the Agreement is hereby amended to read as follows:

   5.a) The licenses granted hereunder shall terminate and/or Ocurest or its successor or licensee shall reassign the patent and trademark properties to Acorn:

        (i) Prior to the payment to Acorn of an aggregate $10,000,000 pursuant to the provisions of Section 2. hereof,, upon the (a) filing by Ocurest of a voluntary petition of bankruptcy; (b) filing of an involuntary petition of bankruptcy against Ocurest provided that such petition is not discharged within 45 days of the filing thereof; (c) appointment of a receiver or a trustee for all or substantially all of the assets of Ocurest or (d) general assignment by Ocurest of its assets for the benefit of its creditors.

        (ii) In the event that any payment due Acorn hereunder, other than (a) the payment referred to in Section 2. a) (i) hereof and (b) the Advances, are not paid within 120 days after any notice of non-payment;

        (iii) in the event that any Advance is not paid within 45 days subsequent to the giving of notice of any non-payment by Acorn;

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        iv)   In the event that the payment referred to in Section 2. a) (i)
              hereof is not paid on or before September 30, 1995; and

        v) Upon the default by Ocurest or its successor or licensee in the performance of any other material obligation under this Agreement and such default is not cured within 120 days after notice of default unless either at the time of such default or not later than the and of such 120 day period Acorn has been paid an aggregate of $10,000,000 pursuant to the provisions of Section 2. hereof.

      (b) In the event that the licenses granted hereunder shall terminate or the patent and trademark properties shall be reassigned in accordance with the provisions of this Section 5, Ocurest shall be permitted to dispose of its finished goods inventory and complete and dispose of its work in process during the 180 day period commencing upon the day of such termination or reassignment and Ocurest shall have no obligation to deliver or assign to Acorn any of its inventory, work product, materials, supplies or other items. At the end of such 180 day period, any items then owned by Ocurest which have been marked with or otherwise incorporate the trademark properties licensed to Ocurest hereunder, other than reasonable quantities of such items which may be retained for file, reference or archive purposes, shall be destroyed by Ocurest.

4. Acorn hereby waives and releases any rights it has or may have against Ocurest prior to the execution of the Amendment (a) for any breaches or alleged breaches of the Agreement or (b) to terminate the license granted under the Agreement, or (c) to require Ocurest to turn over any materials and products to Acorn.

5. Acorn hereby confirms and acknowledges that it is the intent of Acorn that the licenses granted to Ocurest pursuant to the Agreement continue to remain in full and affect and not be revoked or otherwise terminated or abridged irrespective of any provision in the Agreement or otherwise. In order to further assure the foregoing, upon the execution of this Amendment, Acorn shall be deemed to have again granted such licenses to Ocurest as of the date hereof.

6. The following provisions shall be applicable to the Agreement and the Amendment;

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     a. NO THIRD-PARTY BENEFICIARIES. The Agreement and Amendment shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

     b. ENTIRE AGREEMENT. This Agreement and Amendment (including the documents referred to herein) constitute the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     c. SUCCESSION. The Agreement and Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      d. COUNTERPARTS. The Agreement and Amendment be executed in one or more counterparts , each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     e. READINGS. The headings contained in the Agreement and Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement and Amendment.

     f. NOTICES. All notices, requests, demands, claims, and other communications hereunder must be in writing. Any notice, request demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it in sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below or to such other address as shall be designated in a notice to such effect given by either of the parties to the other:


        If to Acorn:        Acorn Laboratories, Inc.
                            1423 14th Terrace
                            Palm Beach Gardens, FL 33418
                            Telephone: (407) 626-1739


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If to Ocurest:              Ocurest Laboratories, Inc.
                            4400 PGA Blvd., Suite 800
                            Palm Beach Gardens, FL 33410
                            Telephone: (407) 627-8121
                            Facsimile: (407) 627-7954


         Copy to:           Jonathan B. Reisman, Esq.
                            Reisman & Associates, P.A.
                            Suite 330
                            Boca Raton, FL 33486
                            Telephone: (407) 361-9300
                            Facsimile: (407) 361-9369

         Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually in received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     g. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

     h. AMENDMENTS AND WAIVERS. No amendment of any provision of the Agreement or Amendment shall be valid unless the same shall be in writing and signed by Acorn and Ocurest. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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     i. SEVERABILITY. Any term or provision of the Agreement and Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     j. EXPENSES. Each of the parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Agreement and Amendment.

     k. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of the Agreement and Amendment. In the event an ambiguity or question of intent or interpretation arises, the Agreement and Amendment shall be construed as it drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and Amendment. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. The word "including" shall mean including without limitations

     1. INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules identified in this Agreement and Amendment are incorporated herein by reference and made a part hereof.

     m. DISCLAIMER OF PARTNERSHIP AND AGENCY. This is an agreement between separate entities and neither is the agent of the other for any purpose whatsoever. The Agreement and Amendment shall not be construed as constituting Ocurest and Acorn partners or to create any other form of legal association which would impose liability upon one party for the act or failure to act of the other.

     n. SUBMISSION TO JURISDICTION. Each of the parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding

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        arising out of or relating to the Agreement or Amendment and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to the Agreement or Amendment in any other court. Each of the parties hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     o. FURTHER ACTS. In case any further action is necessary or desirable to carry out the purposes of the Agreement and Amendment, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

7. Other than as expressly set forth herein, the Agreement shall remain in full force and effect.


      IN WITNESS WHEREOF, the Amendment has been executed this 31st day of March, 1995.

WITNESS:                                    ACORN LABORATORIES, INC.

/s/ illegible                               By: /s/ illegible
---------------------------                 ---------------------------

WITNESS:                                        OCUREST LABORATORIES, INC

/s/ illegible                               By: /s/ illegible
---------------------------                 ---------------------------

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